EXHIBIT 99.1

Nate's Food Co Successfully Completes Cancellation of 1 Billion Common Shares, Paving the Way for a Bright Future

Huntington Beach, California, October 3, 2023 – Nate's Food Co (OTC: NHMD) is thrilled to announce a significant milestone in its corporate journey – the successful cancellation of 1 billion common shares, marking a substantial 27% reduction in the total number of issued and outstanding shares. This strategic move was previously authorized by our officers and directors, as disclosed in an 8-K filing with the Securities and Exchange Commission (SEC).

The official 8-K filing can be accessed directly via this link: NHMD 8-K Filing.

This momentous event is a crucial part of Nate's Food Co's overarching strategy, closely tied to our forthcoming acquisition of JP Energy Partners. This acquisition represents a pivotal juncture in our company's leadership and management, as it sets the stage for the alignment of our vision with the exploration of previously untapped markets and the relentless pursuit of operational excellence.

At Nate's Food Co, we are dedicated to driving long-term value for our shareholders, and this cancellation of common shares exemplifies our commitment to strategic decision-making and sustainable growth. We remain steadfast in our mission to deliver quality products and services, while simultaneously expanding our horizons to reach new heights.

Nate's Food Co is a forward-thinking company dedicated to providing high-quality food products and services. With a focus on innovation and growth, we continually seek opportunities to enhance shareholder value while exploring new markets and optimizing our operations. Our recent achievements, including the cancellation of 1 billion common shares, exemplify our commitment to excellence and sustainable success.

JP Energy Group: JP Energy Group is a pioneering Food Jobber Company, founded with a mission to supply superior food products from South America to Asia. With a strong dedication to quality and growth, JP Energy Group is poised to make a substantial impact on the global food distribution landscape.

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company's business and any of its products, services or solutions. The words "believe," "forecast," "project," "intend," "expect," "plan," "should," "would," and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, any of which could cause the Company to not achieve some or all of its goals or the Company's previously reported actual results, performance (finance or operating) to change or differ from future results, performance (financing and operating) or achievements, including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Revenue related calculations. Please note that the Company believes that any revenue related calculations are accurate and based on factual information, there can be no assurance that the Company will be able to achieve all projections due to number of business-related factors, such as power pricing, mining equipment availability, bitcoin mining difficulty, bitcoin market pricing and other unforeseen issues in deploying its mining rigs.  You can view update information on Bitcoin Mining by visiting https://alloscomp.com/bitcoin/calculator.